Exhibit 99.1

KBR Announces Solid First Quarter 2016 Earnings

HOUSTON, Texas — April 29, 2016 — KBR, Inc. (NYSE: KBR), a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, today announced solid first quarter 2016 financial results.

Net income attributable to KBR was $42 million or $0.30 per diluted share ($0.34 per diluted share excluding $6 million in legacy legal fees), in the first quarter of 2016 compared to net income of $44 million or $0.30 per diluted share ($0.33 per diluted share excluding $5 million in legacy legal fees), in the first quarter of 2015. Consolidated revenue in the first quarter of 2016 was $1.0 billion compared to $1.4 billion in the first quarter of 2015 ($1.2 billion excluding 1Q15 revenues of businesses divested or deconsolidated during 2015).

“Our first quarter 2016 consolidated results reflect continued solid operational performance and progress towards achieving the strategic objectives we previously outlined. We are on track to achieve the year-end 2016 targets for at least $200 million in annual cost savings and to-date the company has identified and actioned more than $180 million of the savings target,” said Stuart Bradie, President and Chief Executive Officer of KBR, Inc.

“KBR’s portfolio of businesses is an important platform supporting our strategy in 2016 and beyond. At a time when our hydrocarbons markets are challenged, our Government Services business continues to show strength and we are evolving our business to leverage our core capabilities in large scale logistics and project management services. We are focusing on growing our differentiated government services through additions to our technical knowhow and support services to intelligence agencies. Our U.K. Government support services and international base operating support contracts along with new task orders for the U.S. Military continue to perform well. In the first quarter we and a partner were awarded the £500 million U.K. Ministry of Defence Military Flight Training Systems (MFTS) contract which will extend over 18 years, and we continue in sole source negotiations with the U.K. MoD on the major Army 2020 rebasing project which we expect to move forward in 2016. During the quarter, we successfully closed out the remaining U.S. Government audits related to invoices from the Iraq War well within our previously established allowances. Finally, we continued our balanced capital allocation policy by adding bolt on acquisitions in technology, making a modest investment in the JV partnership on the MFTS contract in the U.K., and continued paying a competitive yielding dividend. Our strong balance sheet continues to provide confidence to our clients and optionality in challenging markets,” Bradie said.

Business Discussion (All comparisons are first quarter 2016 versus first quarter 2015 unless otherwise noted.)

Technology & Consulting (T&C) Results

Technology & Consulting gross profit was $17 million, down $2 million from the prior year while revenue increased by $25 million to $97 million. The strong sales reflect an increase in the proportion of proprietary equipment sales which carry lower margins than technology license sales and approximately $10 million in new revenues from our acquisition. The company continues to expect long-term T&C margin percentages in the low twenties.

In the first quarter, the company completed the acquisition of a number of Chematur technology subsidiaries for $25 million in cash. These acquisitions complement the existing technology business which should benefit from opportunities for syngas, refining and olefins projects including new builds and revamps to improve efficiencies of existing facilities. The smaller upstream consulting portion of the T&C business remains challenged from low oil prices. Going forward, we plan to continue to seek additional technology focused acquisitions.

Engineering & Construction (E&C) Results

Engineering & Construction gross profit was $29 million, down $26 million from the prior year. The reduction in gross profit primarily reflects significantly reduced activities on a major LNG project in Australia as it moves towards completion. Changes in estimates on other projects had a net negative $4 million pre-tax impact in the quarter.

Revenue was $606 million, a decrease of $371 million primarily related to the deconsolidation of KBR’s Americas Industrial Services business which had revenues of $126 million in 1Q15, lower revenue on an LNG project as the project moves towards completion, and reduced activity on a number of other projects.

Equity in earnings of unconsolidated affiliates was $18 million, down $3 million, and primarily reflects joint ventures for offshore maintenance in Mexico and another LNG project in Australia.

Government Services (GS) Results

Government Services gross profit was $21 million, an increase of $25 million, while revenue was $210 million, an increase of $55 million from the prior year. The increase in gross profit was driven by strong performance on the company’s base operating contracts and task orders supporting the U.S. Military and from the successful signing of a change order for a program management project in the Middle East. The company also incurred approximately $6 million in legal fees in 1Q16 relating to the legacy LogCap III and RIO contracts.

Equity in earnings of unconsolidated affiliates was $11 million, down $3 million, primarily driven by a 1Q15 increase in the inception-to-date margin recognized on a construction project for the U.K. MoD that did not recur in 1Q16. Equity in earnings reflects continued strong performance on joint venture annuity type contracts in the U.K.

During the first quarter, KBR and its joint venture partner were awarded a major £500 million U.K. MoD Fixed Wing Training procurement, operations and maintenance contract. As part of the JV agreement KBR contributed $14 million in cash to the JV. This project will be accounted for as equity in earnings over the 18-year term.

Looking forward, KBR remains well placed in sole source negotiations on the U.K. MoD’s large scale Army 2020 rebasing contract, which is the latest phase of an existing contract already being executed by KBR and its partners. We expect a client decision later this year. KBR also expects continued growth in both the company’s international base operating support services and in task orders supporting the U.S. Military in 2016. Additionally, the company closed out the final audits related to the company’s LogCAP III billings through 2011 which effectively covered the majority of the Iraq War billings to the U.S. Government. Lastly, we continued to make progress towards resolving the outstanding legal issues from the legacy LogCAP III and RIO contracts.

Non-Strategic Business (NSB) Results

Non-Strategic Business gross profit was $1 million in the quarter driven by good performance on the company’s portfolio of power projects. Revenue was $83 million, down $149 million, primarily related to the sale of the Building Group business unit in 2Q15 which had revenues of approximately $74 million in 1Q15 and from reduced activities on two recently completed power projects. The remaining power project is scheduled for completion in 2017.

Strategic Actions Update

During the first quarter, the company incurred $2 million in pre-tax restructuring costs and recorded a $4 million pre-tax gain primarily related to the disposition of certain assets related to the Infrastructure business sale in 4Q15. The company continues to rebalance its business portfolio to focus on International Government Services and Global Hydrocarbons.

Guidance

The company reiterates its full year 2016 fully diluted earnings per share guidance of between $1.20 and $1.45 per share, excluding legal costs associated with legacy U.S. Government contracts. KBR expects these legal costs to be approximately $15 million, or $0.11 per fully diluted share in 2016. The estimated legacy legal fees do not assume any cost reimbursement from the U.S. Government that could occur in the future.

About KBR, Inc.

KBR, Inc.is a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, employing approximately 22,000 people worldwide with customers in more than 70 countries and operations in 40 countries across three distinct global businesses:

•	Technology & Consulting, including proprietary technology in refining, ethylene, ammonia and fertilizers, and gasification; and niche consulting and know-how through subsidiaries Granherne, Energo and GVA

•	Engineering & Construction, including Offshore Oil & Gas; Onshore Oil & Gas; LNG/GTL; Refining; Petrochemicals; Chemicals; differentiated EPC, and Industrial Services

•	Government Services, including program management and long-term annuity contracts

KBR is proud to work with its customers across the globe to provide technology, value-added consulting services, integrated EPC delivery and Long Term Industrial Services to ensure consistent project delivery with predictable results. At KBR, we deliver.

Visit www.kbr.com.

Forward Looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s most recently filed Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors

Zac Nagle

Vice President, Investor Relations

713-753-5082

Investors@kbr.com

Media

Marit Babin

Director, Global Communications & Government Relations

713-753-3800

Mediarelations@kbr.com

KBR, Inc.: Condensed Consolidated Statements of Income

(In millions, except for per share data)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Revenues:
Technology & Consulting	$97	$72
Engineering & Construction	606	977
Government Services	210	155

Subtotal	913	1,204
Non-strategic Business	83	232

Total revenues	996	1,436

Gross profit (loss):
Technology & Consulting	17	19
Engineering & Construction	29	55
Government Services	21	(4)

Subtotal	67	70
Non-strategic Business	1	—

Total gross profit	68	70

Equity in earnings of unconsolidated affiliates:
Technology & Consulting	—	—
Engineering & Construction	18	21
Government Services	11	14

Subtotal	29	35
Non-strategic Business	—	—

Total equity in earnings of unconsolidated affiliates	29	35

General and administrative expenses	(34)	(39)
Asset impairment and restructuring charges	(2)	(2)
Gain on disposition of assets	4	—

Operating income	65	64
Other non-operating income (expense)	(5)	6

Income before income taxes and noncontrolling interests	60	70
Provision for income taxes	(15)	(19)

Net income	45	51
Net income attributable to noncontrolling interests	(3)	(7)

Net income attributable to KBR	$42	$44

Net income attributable to KBR per share:
Basic	$0.30	$0.30
Diluted	$0.30	$0.30
Basic weighted average common shares outstanding	142	145
Diluted weighted average common shares outstanding	142	145
Cash dividends declared per share	$0.08	$0.08

KBR, Inc.: Condensed Consolidated Balance Sheet

(In millions)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$824	$883
Accounts receivable, net of allowance for doubtful accounts of $18 and $17	583	628
Costs and estimated earnings in excess of billings on uncompleted contracts (“CIE”)	222	224
Other current assets	116	109

Total current assets	1,745	1,844
Claims and accounts receivable	532	526
Property, plant, and equipment, net of accumulated depreciation of $354 and $352 (including net PPE of $45 and $48 owned by a variable interest entity)	162	169
Goodwill	344	324
Intangible assets, net of accumulated amortization of $92 and $91	53	35
Equity in and advances to unconsolidated affiliates	303	281
Deferred income taxes	97	99
Other assets	134	134

Total assets	$3,370	$3,412

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$440	$438
Billings in excess of costs and estimated earnings on uncompleted contracts (“BIE”)	471	509
Accrued salaries, wages and benefits	152	173
Nonrecourse project debt	10	10
Other current liabilities	240	263

Total current liabilities	1,313	1,393
Pension obligations	314	333
Employee compensation and benefits	99	105
Income tax payable	79	78
Deferred income taxes	103	94
Nonrecourse project debt	50	51
Deferred income from unconsolidated affiliates	101	100
Other liabilities	203	206

Total liabilities	2,262	2,360

KBR shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par	2,076	2,070
Accumulated other comprehensive loss	(808)	(831)
Retained earnings	626	595
Treasury stock	(769)	(769)

Total KBR shareholders’ equity	1,125	1,065
Noncontrolling interests (“NCI”)	(17)	(13)

Total shareholders’ equity	1,108	1,052

Total liabilities and shareholders’ equity	$3,370	$3,412

KBR, Inc.: Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Cash flows used in operating activities:
Net income	$45	$51
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9	11
Equity in earnings of unconsolidated affiliates	(29)	(35)
Deferred income tax expense	2	—
Other	8	1
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	54	3
Costs and estimated earnings in excess of billings on uncompleted contracts	5	44
Accounts payable	(9)	(102)
Billings in excess of costs and estimated earnings on uncompleted contracts	(46)	(8)
Accrued salaries, wages and benefits	(20)	—
Reserve for loss on uncompleted contracts	(16)	(37)
Payments from (advances to) unconsolidated affiliates, net	(8)	6
Distributions of earnings from unconsolidated affiliates	20	37
Income taxes payable	1	(11)
Pension funding	(10)	(11)
Net settlement of derivative contracts	(4)	(36)
Other assets and liabilities	(23)	(21)

Total cash flows used in operating activities	(21)	(108)

Cash flows used in investing activities:
Purchases of property, plant and equipment	(3)	(1)
Acquisition of technology businesses, net of cash acquired	(22)	—

Total cash flows used in investing activities	(25)	(1)

Cash flows used in financing activities:
Payments to reacquire common stock	(2)	(16)
Acquisition of noncontrolling interest	—	(40)
Distributions to noncontrolling interests	(6)	(7)
Payments of dividends to shareholders	(11)	(12)
Net proceeds from issuance of common stock	—	1
Excess tax benefits from share-based compensation	1	—
Other	—	(1)

Total cash flows used in financing activities	(18)	(75)

Effect of exchange rate changes on cash	5	(28)
Decrease in cash and equivalents	(59)	(212)

Cash and equivalents at beginning of period	883	970

Cash and equivalents at end of period	$824	$758

KBR, Inc.: Backlog Information (a)

(Millions)

(Unaudited)

	March 31, 2016	December 31, 2015
Technology & Consulting	$394	$430
Engineering & Construction	4,557	5,148
Government Services	6,903	6,516

Subtotal	11,854	12,094
Non-strategic Business	165	239

Total backlog	$12,019	$12,333

(a)	Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenues in backlog when a contract is awarded under a legally binding commitment. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate depending on estimated revenues and contract duration. Where contract duration is indefinite and clients can terminate for convenience at any time without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services of each project in backlog. For long term contracts associated with the U.K. government’s privately financed initiatives or projects (“PFIs”) where the client is obligated to pay us certain amounts spanning periods beyond five years even if the client terminates the contracts for convenience, the estimated value of all work forecast to be performed under the PFI contracts is included in backlog.

Included in the backlog table above is our proportionate share of unconsolidated joint ventures’ estimated revenues. However, because these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our backlog for projects related to unconsolidated joint ventures totaled $8.5 billion at March 31, 2016 and December 31, 2015. Our backlog included in the table above for projects related to consolidated joint ventures with noncontrolling interest totaled $215 million and $285 million at March 31, 2016 and December 31, 2015, respectively.

As of March 31, 2016, 23% of our backlog was attributable to fixed-price contracts, 49% was attributable to PFI’s, and 28% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominate component.